AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR REPORTS 2005 RESULTS

Coral Gables, FL — March 15, 2006 — Avatar Holdings Inc. (NASDAQ-AVTR) today reported net income for 2005 of $63,127,000 ($6.28 per share, diluted) on revenues of $516,848,000, compared with net income for 2004 of $29,559,000 ($3.10 per share, diluted) on revenues of $334,205,000.

Net income includes pre-tax equity earnings of $17,871,000 from unconsolidated joint ventures, compared to $14,918,000 for the year ended December 31, 2004. Net income also includes net income of $5,928,000 from discontinued operations, including a loss on the sale of the water utilities at Rio Rico, Arizona, a gain on the sale of the shopping center at Poinciana and a gain on the sale of the mini storage facility at Poinciana, compared to net income of $4,281,000 from discontinued operations, including gains on the sales of the cablevision operations at Poinciana and marina operations at Harbor Islands for the year ended December 31, 2004.

The following table summarizes selected homebuilding data for 2005, 2004 and 2003.

Closings	2005	2004	2003
Number of Units	1,914	1,427	1,193

Aggregate Dollar Volume	$445,485,000	$307,678,000	$223,991,000

Average Price Per Unit	$232,800	$215,600	$187,800

Contracts Signed, net of cancellations

Number of Units	1,791	2,237	1,758

Aggregate Dollar Volume	$555,370,000	$540,690,000	$349,371,000

Average Price Per Unit	$310,100	$241,700	$198,700

Backlog

Number of Units	2,065	2,188	1,378

Aggregate Dollar Value	$634,663,000	$524,778,000	$291,766,000

Average Price Per Unit	$307,300	$239,800	$211,700

The foregoing chart does not reflect sales at Ocean Palms, a 38-story, 240-unit highrise condominium under construction in Hollywood, Florida, in which Avatar owns a 50% equity interest.

Although the dollar volume of sales during 2005 exceeded by 2.7% the dollar volume for 2004 and our backlog at December 31, 2005, exceeded our backlog at December 31, 2004 by 20.9%, the number of units sold declined by 19.9% due to several factors, including establishment of sales policies intended to reduce the backlog, institution of programs to discourage purchase by speculators, and a generally weaker residential real estate market.

Since commencement of sales in 2003, through December 31, 2005, the Ocean Palms joint venture has sold all of the 240 units at an aggregate sales volume of $203,717,000. Results of operations include recognition under the percentage completion method of accounting for Avatar’s equity interest in Ocean Palms. Avatar’s proportionate share of pre-tax profits was $17,955,000 for the year ended December 31, 2005, compared to $14,918,000 for the year ended December 31, 2004.

Avatar’s assets at December 31, 2005 totaled $626,410,000, compared to $508,264,000 at December 31, 2004. Stockholders’ equity at December 31, 2005 was $312,892,000, compared to $246,235,000 at December 31, 2004.

At December 31, 2005, there were 8,179,463 shares of Avatar Common Stock outstanding with a book value of $38.25 per share.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida’s east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into the areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; adverse weather conditions and natural disasters; and other factors as are described in greater detail in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

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AVATAR HOLDINGS INC. AND SUBSIDIARIES

Selected financial data for the years ended December 31, 2005 and 2004*
(Dollars in thousands except per share data)

	2005	2004
Revenues	$516,848	$334,205
Income from continuing operations	$87,189	$37,956
before income taxes
Income tax expense	$(29,990)	$(12,678)
Income from continuing operations	$57,199	$25,278
after income tax
Net income from discontinued	$5,928	$4,281
operations (including gain on disposal)
Net income	$63,127	$29,559
Basic EPS:
Income from continuing operations after	$7.10	$2.98
income taxes
Income (loss) from discontinued operations	0.73	0.51

Net income	$7.83	$3.49
Diluted EPS:
Income from continuing operations after	$5.72	$2.69
income taxes
Income (loss) from discontinued operations	0.56	0.41

Net income	$6.28	$3.10
Total assets	$626,410	$508,264
Total stockholders’ equity	$312,892	$246,235
Stockholders’ equity per share	$38.25	$30.56

*	Certain 2004 financial statement items have been reclassified to conform to the 2005 presentations.